Exhibit 12.1

Tri-State Generation and Transmission Association, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	($ in thousands)
Computation of Ratio of Earnings to Fixed Charges
Net Margin	$17,533	$20,126	$53,413	$64,236	$72,912	$52,795	$69,934
Less: income from equity investees	—	—	—	—	—	—	—
Adjusted net margin	$17,533	$20,126	$53,413	$64,236	$72,912	$52,795	$69,934

Interest expense	$38,387	$38,513	$154,746	$155,546	$161,754	$166,636	$168,425
Less: interest capitalized during period	(3,418)	(2,781)	(13,909)	(14,330)	(12,857)	(15,238)	(13,609)
Amortization of deferred debt expense	451	431	1,733	1,141	566	507	206
Interest portion of rental expense	—	—	—	—	—	—	—
Earnings	$52,953	$56,289	$195,983	$206,593	$222,375	$204,700	$224,956

Interest expense	$38,387	$38,513	$154,746	$155,546	$161,754	$166,636	$168,425
Amortization of deferred debt expense	451	431	1,733	1,141	566	507	206
Interest portion of rental expense	—	—	—	—	—	—	—
Fixed Charges	$38,838	$38,944	$156,479	$156,687	$162,320	$167,143	$168,631

Ratio of Earnings to Fixed Charges	1.36	1.45	1.25	1.32	1.37	1.22	1.33